American Stock Exchange: URZ
Frankfurt Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Stakes More Powder River Basin Claims

Casper, Wyoming, July 19, 2007 -- Uranerz Energy Corporation (AMEX:URZ) is pleased to announce the staking of an additional 123 claims in the Pumpkin Buttes mining district of the Powder River Basin, Wyoming. These new claims are all located in the Uranerz Powder River ISR Complex area. Ten of these claims are located in our North Nichols project area where drilling information indicated the presence of ore grade uranium mineralization. This property is in close proximity (approximately 3 miles) from the Nichols Ranch project which is currently being permitted for production, including a processing facility complete with drying and packaging circuits for finished yellowcake product.

Forty-four additional claims were staked in the vicinity of the East Nichols project covering reduction oxidation geochemical roll fronts which are commonly associated with uranium mineralization in this area. An additional sixty-nine claims were also staked in the Southern corner of our Powder River ISR Complex between our C – Line and Willow Creek projects. The staking of these claims was based on the projection of geochemical oxidation/reduction fronts between the two projects. This area is approximately 1 mile west of the of the Hank satellite uranium concentration project which is also being permitted at this time.

“The Powder River Basin has proven to be a major area for uranium mineralization,” stated Kurtis Brown, Senior Vice President of Exploration, “Using current and historical data, we will continually pursue claim staking and land acquisition in this area on property we feel has the potential for economic uranium in-situ recovery mining.”

Uranerz Energy Corporation has expertise in in-situ recovery uranium mining and holds a number of properties in Wyoming with uranium-mineralized sandstone. Several of the Powder River Basin uranium properties are advanced, and the Company has initiated environmental licensing and mine planning for the development of two of these properties, the Hank and Nichols Ranch projects.

To obtain more information, contact investor relations at Uranerz, telephone 1-800-689-1659, or visit our web site at www.uranerz.com

ON BEHALF OF THE BOARD

“Glenn Catchpole”

Glenn Catchpole
President and CEO

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to complete the acquisition of any interest in any new mineral exploration properties;

(ii)	the inability of the Company to achieve the financing required to pursue the acquisition or exploration of any new mineral properties;

(iii)	the inability of the Company to raise the financing necessary to conduct exploration or development of its properties;

(iv)	the lack of presence of commercial mineralization on its properties; and

(v)	the inability of the Company to establish commercial deposits or reserves of uranium on its properties.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

USA OPERATIONS		CANADA OPERATIONS		American Stock Exchange: URZ
P.O. Box 50850	T: 307 265 8900	Suite 1410	T: 604 689 1659	Frankfurt Exchange: U9E
1701 East E Street	F: 307 265 8904	800 West Pender Street	F: 604 689 1722	www.uranerz.com
Casper WY 82605-0850		Vancouver BC V6C 2V6